Exhibit 4.1

EXECUTION VERSION

AAR CORP.

(a Delaware corporation)

1.625% Convertible Senior Notes due 2014

2.25% Convertible Senior Notes due 2016

PURCHASE AGREEMENT

Dated:  February 5, 2008

AAR CORP.
(a Delaware corporation)

$225,000,000
1.625% Convertible Senior Notes due 2014
2.25% Convertible Senior Notes due 2016

PURCHASE AGREEMENT

February 5, 2008

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith

Incorporated

as Representative of the several Initial Purchasers
4 World Financial Center
New York, New York  10080

Ladies and Gentlemen:

AAR CORP., a Delaware corporation (the “Company”), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and the other Initial Purchaser named in Schedule A hereto (collectively, the “Initial Purchasers,” which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch is acting as representative (in such capacity, the “Representative”), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $125,000,000 aggregate principal amount of the Company’s 1.625% Convertible Senior Notes due 2014 (the “2014 Notes”) and $100,000,000 aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2016 (the “2016 Notes,” and together with the 2014 Notes, the “Initial Securities”), and with respect to the grant by the Company to the Initial Purchasers of the option described in Section 2(b) hereof to purchase all or any part of an additional $12,500,000 aggregate principal amount of the 2014 Notes and an additional $12,500,000 aggregate principal amount of the 2016 Notes (collectively, the “Option Securities” and together with the Initial Securities, the “Securities”).  The Securities are to be issued pursuant to separate indentures, each to be dated as of February 11, 2008 (each an “Indenture” and collectively, the “Indentures”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Securities are convertible, subject to certain conditions as described in the Final Offering Memorandum (as defined below), prior to maturity (unless previously redeemed or otherwise purchased) into cash or a combination of cash and shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) in accordance with the terms of the Securities and the Indentures, as described in Schedule B hereto.  Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”)

pursuant to a letter agreement, to be dated as of the Initial Closing Time (as defined in Section 2(c)), among the Company, the Trustee and DTC.

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered.  The Securities are to be sold to the Initial Purchasers and resold by the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom.  Pursuant to the terms of the Securities and the Indentures, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the “Commission”)).  On or prior to the Initial Closing Time, the Company will enter into separate agreements with the Initial Purchasers with respect to each series of Securities (the “Registration Rights Agreements”), pursuant to which, subject to the conditions set forth therein, the Company will be required to file and use its reasonable best efforts to have declared effective a registration statement (the “Registration Statement”) under the 1933 Act to register resales of each series of Securities and the shares of Common Stock issuable upon conversion thereof.

Section 1.                            Representations and Warranties by the Company.

(a)  Representations and Warranties.  The Company represents and warrants to the Initial Purchasers as of the date hereof and as of the Closing Time referred to in Section 2(c) hereof, and agrees with the Initial Purchasers, as follows:

(i)                                                 The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated February 4, 2008 (the “Preliminary Offering Memorandum”) and has prepared and will deliver to each Initial Purchaser, the next succeeding day, copies of a final offering memorandum dated February 5, 2008 (the “Final Offering Memorandum”), each for use by each Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities.  “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.  All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”) which is incorporated by reference in the Offering Memorandum.

As of the Applicable Time (as defined below), neither (x) the Offering Memorandum as of the Applicable Time as supplemented by the final pricing term sheet, in the form attached hereto as Schedule B (the “Pricing Supplement”), that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase Securities, all considered together (collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when read together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Applicable Time” means 8:00 a.m. (Eastern time) on February 6, 2008 or such other time as agreed by the Company and the Representative.

“Supplemental Offering Materials” means any “written communication” (within the meaning of the rules and regulations under the 1933 Act) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Offering Memorandum or amendments or supplements thereto (including the Pricing Supplement), including, without limitation, any road show relating to the Securities that constitutes such a written communication.

As of its issue date and as of the Closing Time, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The documents incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the Offering Memorandum, at the time the Offering Memorandum was issued and at the Closing Time, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  The representations and warranties in this subsection shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative expressly for use therein.

(ii)                                              Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Disclosure Package and the Final Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Disclosure Package and the Final Offering Memorandum; and, since the respective dates as of which information is given in the Disclosure Package and the Final Offering Memorandum, there has not been (A) any change in the capital stock  or long term debt of the Company or any of its subsidiaries (other than stock option transactions, normal debt payments and other such transactions in the normal course of business), (B) any material adverse change, or any development that would reasonably be expected to involve a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries (a “material adverse change”), (C) any transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, or (D) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, otherwise than as set forth or contemplated in the Disclosure Package and the Final Offering Memorandum.

(iii)                                           The financial statements, together with the related schedules and notes, included in the Disclosure Package and the Final Offering Memorandum present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.  The supporting schedules, if any, included in the Disclosure Package and the Final Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein.  The selected financial data and the summary financial information included in the Disclosure Package and the Final Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Disclosure Package and the Final Offering Memorandum.

(iv)                                          The Company and its significant subsidiaries (within the meaning of Section 1-02(w) of Regulation S-X under the 1933 Act) (each such significant subsidiary, a “Significant Subsidiary”), have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Disclosure Package and the Final Offering Memorandum or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Significant Subsidiaries; and any real property and buildings held under lease by the Company and its Significant Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Significant Subsidiaries.

(v)                                             The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and through its subsidiaries conduct its business as described in the Disclosure Package and the Final Offering Memorandum,

and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

(vi)                                          Each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation with power and authority (corporate and other) to own its properties, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

(vii)                                       The Company has an authorized capitalization as set forth in the Disclosure Package and the Final Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non assessable; the shares of Common Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered against payment therefor in accordance with the provisions of the Securities and the Indentures referred to below, will be duly and validly issued, fully paid and non assessable and will conform to the description of the Common Stock contained in the Disclosure Package and the Final Offering Memorandum; and all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(viii)                                    The Securities have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indentures between the Company and the Trustee, under which they are to be issued; the Securities will rank equal in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness.  The Indentures have been duly authorized and assuming the authorization, execution and delivery by the Trustee, when executed and delivered by the Company and the Trustee, each Indenture will constitute a valid and binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indentures will conform to the descriptions thereof in the Disclosure Package and the Final Offering Memorandum.

(ix)                                            This Agreement has been duly authorized, executed and delivered by the Company; and each Registration Rights Agreement has been duly authorized and, assuming due authorization, execution and delivery by the Initial Purchasers, when executed and delivered by the Company, will constitute a valid and binding instrument of the Company, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(x)                                               The confirmations (the “Convertible Note Hedge Confirmations”) between the Company and Merrill Lynch Financial Markets, Inc. relating to the OTC convertible note hedge as described in the Disclosure Package and Final Offering Memorandum and the confirmations (the “Warrant Transaction Confirmations”) between the Company and Merrill Lynch Financial Markets, Inc. relating to the OTC warrant transaction described in the Disclosure Package and Final Offering Memorandum have been duly authorized and, assuming due authorization, execution and delivery by Merrill Lynch Financial Markets, Inc., when executed and delivered by the Company, will constitute valid and binding instruments of the Company, enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(xi)                                            None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the 1934 Act, or any regulation promulgated thereunder, including, without limitation, Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System.

(xii)                                         Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities.

(xiii)                                      The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indentures, the Registration Rights Agreements, the Convertible Note Hedge Confirmations, the Warrant Transaction Confirmations, and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement, the Registration Rights Agreements, the Indentures, the Convertible Note Hedge

Confirmations or the Warrant Transaction Confirmations, except such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xiv)                                     Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound (collectively, the “Agreements and Instruments”), except, in the case of the Agreements and Instruments, where such violation or default would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(xv)                                        The statements set forth in the Offering Memorandum under the captions “Description of the Notes” and “Description of Capital Stock”, insofar as they purport to constitute a summary of the terms of the Securities and the Common Stock, under the captions “Material United States Federal Income Tax Consequences”, “Purchase of Convertible Note Hedge and Sale of Warrant” and “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, accurately summarize or describe in all material respects the matters referred to therein.

(xvi)                                     Other than as set forth in the Disclosure Package and the Final Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its Significant Subsidiaries is a party or of which any property of the Company or any of its Significant Subsidiaries is the subject which, if determined adversely to the Company or any of its Significant Subsidiaries, would individually or in the aggregate have a material adverse effect on the current or future financial position, stockholders’ equity or results of operations of the Company and its subsidiaries or on the power or ability of the Company to perform its obligations under this Agreement, the Indentures, the Registration Rights Agreements, the Securities, Convertible Note Hedge Confirmations or the Warrant Transaction Confirmations or to consummate the transactions contemplated herein and therein; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(xvii)                                  The Company and its Significant Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except as described in the Disclosure Package and the Final Offering Memorandum and except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(xviii)                               There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which are not described in the Disclosure Package and Final Offering Memorandum and which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(xix)                                       When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the 1933 Act) as securities which are listed on a national securities exchange registered under Section 6 of the 1934 Act or quoted in a U.S. automated inter-dealer quotation system.

(xx)                                          The Company is subject to Section 13 or 15(d) of the 1934 Act.

(xxi)                                       The Company is not and, after giving effect to the offering and sale of the Securities, will not be an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).

(xxii)                                    Neither the Company nor any person acting on its behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(xxiii)                                 Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Initial Purchasers hereunder.  The Company will take reasonable precautions designed to provide assurance that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the 1933 Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Representative), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the 1933 Act.

(xxiv)                                To the Company’s knowledge, KPMG LLP who have certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm as required by the 1933 Act and the rules and regulations of the Commission thereunder.

(xxv)                                   It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the 1933 Act or to qualify the Indentures under the Trust Indenture Act of 1939, as amended.

(xxvi)                                The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as described in the Disclosure Package and the Final Offering Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

The Company and its consolidated subsidiaries employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxvii)                             The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a material adverse change; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a material adverse change; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a material adverse change; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse change.

(xxviii)                          There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxix)                                  To the knowledge of the directors and officers of the Company, neither the Company nor any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries has taken any action, directly or indirectly, that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxx)                                     The operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(b)  Officer’s Certificates.  Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representative or to counsel for the Initial Purchasers in connection with the transactions contemplated by this Agreement shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

Section 2.                            Sale and Delivery to Initial Purchasers; Closing.

(a)  Initial Securities.  On the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, the principal amount of 2014 Notes set forth opposite the name of such Initial Purchaser in Schedule A hereto at a purchase price of 97.75% of the aggregate principal amount thereof and the principal amount of 2016 Notes set forth opposite the name of such Initial Purchaser in Schedule A hereto at the purchase price of 97.75%

of the aggregate principal amount thereof, plus in each case any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.

(b)  Option Securities.  In addition, on the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers, severally and not jointly, to purchase up to an additional $12,500,000 aggregate principal amount of 2014 Notes at a purchase price of 97.75% of the principal amount thereof, plus accrued and unpaid interest from the Initial Closing Time to, but excluding, the Option Closing Time and an additional $12,500,000 aggregate principal amount of 2016 Notes at a purchase price of 97.75% of the principal amount thereof, plus accrued and unpaid interest from the Initial Closing Time to, but excluding, the Option Closing Time.  The option hereby granted will expire 30 days after the date hereof and may be exercised at any time (but not more than once) upon notice by the Representative to the Company setting forth the principal amount of Option Securities as to which each Initial Purchaser is then exercising the option and the time and date of payment and delivery for such Option Securities.  Any such time and date of delivery (the “Option Closing Time”) shall be determined by the Representative but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Initial Closing Time, as hereinafter defined.

(c)  Payment.  Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the office of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as shall be agreed upon by the Representative and the Company, at 9:00 A.M. (Eastern time) on the fourth business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called the “Initial Closing Time” and the Initial Closing Time and the Option Closing Time, each being the applicable “Closing Time”).

In addition, in the event that the Initial Purchasers have exercised their option to purchase all or any of the Option Securities, payment of the purchase price for, and delivery of one or more global certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representative and the Company, on the Option Closing Time as specified in the notice from the Representative to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representative for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them.  It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase.  Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

(d)  Denominations; Registration.  Global certificates for the Initial Securities and the Option Securities, if any, shall be registered in the name of Cede & Co., as nominee of DTC, and shall be in such denominations ($1,000 or integral multiples of $1,000 in excess thereof) as the Representative may request in writing at least one full business day before the Initial Closing Time or the Option Closing Time, as the case may be.  The global certificates representing the Initial Securities and the Option Securities, if any, shall be made available for examination and packaging by the Initial Purchasers in The City of New York not later than 10:00 A.M. on the last business day prior to the Initial Closing Time or the Option Closing Time, as the case may be.

Section 3.                                    Covenants of the Company.  The Company covenants with each Initial Purchaser as follows:

(a)  Offering Memorandum.  The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

(b)  Notice and Effect of Material Events.  The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Disclosure Package, any Offering Memorandum or any Supplemental Offering Materials false or misleading or (ii) are not disclosed in the Disclosure Package or the Offering Memorandum.  In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(c)  Amendment and Supplements to the Offering Memorandum; Preparation of Pricing Supplement; Supplemental Offering Materials.  The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers.  Neither the consent of the Initial Purchasers, nor the Initial Purchasers’ delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.  The

Company will prepare the Pricing Supplement, in form and substance satisfactory to the Representative, and shall furnish prior to the Applicable Time to each Initial Purchaser, without charge, as many copies of the Pricing Supplement as such Initial Purchaser may reasonably request.  The Company represents and agrees that, unless it obtains the prior consent of the Representative, it has not made and will not make any offer relating to the Securities by means of any Supplemental Offering Materials.

(d)  Qualification of Securities for Offer and Sale.  Promptly from time to time the Company will take such action as the Initial Purchasers may reasonably request, consistent with Section 6 hereof, to qualify the Securities and the shares of Common Stock issuable upon conversion thereof for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may designate and to maintain such qualifications in effect as long as required for the sale of the Securities; provided that in connection therewith the Company shall not be required to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to file any general consent to service of process in any jurisdiction.

(e)  DTC.  The Company will cooperate with the Initial Purchasers and use its reasonable best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC.

(f)  Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Disclosure Package and the Final Offering Memorandum under the caption “Use of Proceeds.”

(g)  Restriction on Sale of Securities.  During a period of 60 days from the date of the Final Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of the Company or securities of the Company that are convertible into, or exchangeable for, the offered Securities or such other debt securities, (ii) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, or file any registration statement under the 1933 Act with respect to any of the foregoing or (iii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, whether any such swap or transaction described in clause (ii) or (iii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (A) the purchase of call options and the sale of warrants described in the Disclosure Package and the Final Offering Memorandum, and any transactions in the Company’s securities contemplated thereby; (B) the Securities to be sold hereunder or the Common Stock to be delivered upon conversion thereof, (C) the resale registration statement to be filed by the Company pursuant to the Registration Rights Agreements relating to the resale of the Securities and the shares of Common Stock or any other registration statement filed pursuant to registration rights described in the Disclosure Package and the Final Offering Memorandum and (D) shares of Common Stock to be issued pursuant to the Company’s existing employee stock option plans (including reload options)

existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date hereof.

(h)  PORTAL Designation.  The Company will use its reasonable best efforts to permit the Securities to be designated PORTAL securities in accordance with NASDAQ’s rules and regulations relating to trading in the PORTAL Market.

(i)  Listing on Securities Exchange.  The Company will use its reasonable best efforts to cause all shares of Common Stock issuable upon conversion of the Securities to be listed on the New York Stock Exchange or on a “national securities exchange” registered under Section 6 of the 1934 Act.

(j)  Reporting Requirements.  Until the offering of the Securities is complete, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

Section 4.                                            Payment of Expenses.

(a)  Expenses.  The Company will pay all expenses incident to the performance of its obligations under this Agreement, including:  (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and the shares of Common Stock issuable upon conversion of the Securities and all other expenses in connection with the preparation, printing and any filing of the Disclosure Package and any Offering Memorandum and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Initial Purchasers and dealers; (ii) the cost of printing or producing this Agreement, the Indentures, the Registration Rights Agreements, the Convertible Note Hedge Confirmations, the Warrant Transaction Confirmations, the Blue Sky and Legal Investment Memoranda, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and the shares of Common Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 3(d) hereof, including the fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indentures and the Securities; (vii) any cost incurred in connection with the designation of the Securities for trading in PORTAL and the listing of the shares of Common Stock issuable upon conversion of the Securities and (viii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section and Sections 7 and 8 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees of their counsel.

(b)  Termination of Agreement.  If this Agreement is terminated by the Representative in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

Section 5.                                            Conditions of Initial Purchasers’ Obligations.  The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)  Opinion of Counsel for Company.  At the applicable Closing Time, the Initial Purchasers shall have received (1) the favorable opinion, dated as of such Closing Time, of Schiff Hardin LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, to the effect set forth in Exhibit A(1) hereto and to such further effect as counsel to the Initial Purchasers may reasonably request and (2) the favorable opinion, dated as of such Closing Time, of Howard A. Pulsifer, Esq., General Counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, to the effect set forth in Exhibit A(2) hereto and to such further effect as counsel to the Initial Purchasers may reasonably request.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(b)  Opinion of Counsel for Initial Purchasers.  At the applicable Closing Time, the Initial Purchasers shall have received the favorable opinion, dated as of Closing Time, of Shearman & Sterling LLP, counsel for the Initial Purchasers in form and substance satisfactory to Merrill Lynch.  In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representative.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(c)  Officers’ Certificate.  At the applicable Closing Time, there shall not have been, since the date hereof or since the date as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of such Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of such Closing Time, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to such Closing Time.

(d)  Accountants’ Comfort Letter.  At the time of the execution of this Agreement, the Representative shall have received from KPMG LLP a letter dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for the other Initial Purchaser, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(e)  Bring-down Comfort Letter.  At the applicable Closing Time, the Representative shall have received from KPMG LLP a letter, dated as of such Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to such Closing Time.

(f)  Credit Ratings.  On or after the date hereof (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

(g)  PORTAL.  At the Initial Closing Time, the Securities shall have been designated for trading on PORTAL.

(h)  Lock-up Agreements.  On the date of this Agreement, the Representative shall have received “lock-up letters,” in form and substance satisfactory to it, from named executive officers and directors of the Company, and such letters shall be in full force and effect at the Closing Time.

(i)  Indentures and Registration Rights Agreements.  At or prior to the Initial Closing Time, the Company and the Trustee shall have executed and delivered each Indenture, and the Company and the Representative, on behalf of the Initial Purchasers, shall have executed and delivered each Registration Rights Agreement, each in a form satisfactory to the Representative.

(j)  Approval of Listing.  At the Initial Closing Time, the shares of Common Stock issuable upon conversion of the Securities shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

(k)  Execution and Delivery of Certain Transaction Documents. At or prior to the Initial Closing Time, the Company shall have executed and delivered the Convertible Note Hedge Confirmations and the Warrant Transaction Confirmations, each in a form satisfactory to the Representative.

(l)  Additional Documents.  At the applicable Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representative and counsel for the Initial Purchasers.

(m)  Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the

Representative by notice to the Company at any time at or prior to the applicable Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

Section 6.                                            Subsequent Offers and Resales of the Securities.

(a)  Offer and Sale Procedures.  Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(i)                                                 Offers and Sales.  Offers and sales of the Securities shall only be made to persons whom the offeror or seller reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the 1933 Act (“Qualified Institutional Buyers”).

(ii)                                              No General Solicitation.  No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

(iii)                                           Purchases by Non-Bank Fiduciaries.  In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the Initial Purchaser, be a Qualified Institutional Buyer.

(iv)                                          Subsequent Purchaser Notification.  Each Initial Purchaser will take reasonable steps to inform, and cause each of its affiliates, as such term is defined in Rule 501(a) under the 1933 Act (each, an “Affiliate”), in the United States to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or Affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S under the 1933 Act, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

(v)                                             Minimum Principal Amount.  No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount.  If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Securities.

(b)  Covenants of the Company.  The Company covenants with each Initial Purchaser as follows:

(i)                                                 Integration.  The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise.

(ii)                                              Rule 144A Information.  The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the offered Securities remain outstanding, it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

(iii)                                           Restriction on Repurchases.  Until the expiration of one year after the original issuance of the offered Securities, the Company will not, and will cause its Affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c)  Qualified Institutional Buyer.  Each Initial Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act (an “Accredited Investor”).

Section 7.                                            Indemnification.

(a)  Indemnification of Initial Purchasers.  The Company agrees to indemnify and hold harmless each Initial Purchaser, its Affiliates, its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)                                                 against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or any Supplemental Offering Materials, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)                                              against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

(iii)                                           against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in any Preliminary Offering Memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or in any Supplemental Offering Materials.

(b)  Indemnification of Company.  Each Initial Purchaser severally agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum or any Supplemental Offering Materials in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through Merrill Lynch expressly for use therein.

(c)  Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company.  An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)  Settlement without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

Section 8.                                            Contribution.  If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.  The Initial Purchasers’ respective obligations to contribute pursuant to this Section are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

Section 9.                                            Representations, Warranties and Agreements to Survive.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

Section 10.                                      Termination of Agreement.

(a)  Termination; General.  The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to the applicable Closing Time (i) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange, the New York Stock Exchange, the NASDAQ Global Selected Market or the NASDAQ Global Market (or their respective successors) has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, the Financial Institutions Regulatory Authority or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal or New York authorities.

(b)  Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

Section 11.                                      Default by One or More of the Initial Purchasers.  If one or more of the Initial Purchasers shall fail at the applicable Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(a)                                  if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

(b)                                 if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representative or the Company shall have the right to postpone the applicable Closing Time for a period not exceeding seven days in order to effect any required changes in the

Offering Memorandum or in any other documents or arrangements.  As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section.

Section 12.                                      Tax Disclosure.  Notwithstanding any other provision of this Agreement, immediately upon commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure.  For purposes of the foregoing, the term “tax treatment” is the purported or claimed federal income tax treatment of the transactions contemplated hereby, and the term “tax structure” includes any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions contemplated hereby.

Section 13.                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Initial Purchasers shall be directed to the Representative at 4 World Financial Center, New York, New York 10080, attention of John Fortson, Director, and notices to the Company shall be directed to it at One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191, attention of Secretary.

Section 14.                                      No Advisory or Fiduciary Relationship.  The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and several Initial Purchasers on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) no Initial Purchaser has assumed, or will assume, an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) and no Initial Purchaser has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

Section 15.                                      Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

Section 16.                                      Parties.  This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

Section 17.                                      GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 18.                                      TIME.  TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT.  EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

Section 19.                                      Xtract Research LLC. The Company hereby agrees that the Initial Purchasers may provide copies of the Preliminary Offering Memorandum and the Final Offering Memorandum relating to the offering of the Securities and any other agreements or document relating thereto, including without limitation any registration rights agreement or trust indentures, but excluding legal opinions and accountants’ comfort letters, to Xtract Research LLC (“Xtract”) following the completion of the offering for inclusion in an online research service sponsored by Xtract, access to which is restricted to “qualified institutional buyers” as defined in Rule 144A under the 1933 Act.

Section 20.                                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

Section 21.                                      Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

Very truly yours,

AAR CORP.

By:	/s/ Timothy J. Romenesko
Name: Timothy J. Romenesko
Title: President and COO

CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ John C. Fortson
Authorized Signatory

For itself and as Representative of the other Initial Purchaser named in Schedule A hereto.

Exhibit A(1)

FORM OF OPINION OF SCHIFF HARDIN LLP
TO BE DELIVERED PURSUANT TO
SECTION 5(a)

(i)                                     The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(ii)                                  The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement.

(iii)                               The authorized capital stock of the Company is as set forth in the Disclosure Package and the Final Offering Memorandum;

(iv)                              The Purchase Agreement has been duly authorized, executed and delivered by the Company.

(v)                                 Each Indenture has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(vi)                              Each Registration Rights Agreement has been authorized by the Company and, when executed and delivered by the Company and the Representative, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(vii)                           Each Convertible Note Hedge Confirmation or Warrant Transaction Confirmation has been authorized by the Company and, when executed and delivered by the Company and the Representative, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(viii)                        The Securities are in the form contemplated by the respective Indenture, have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in the manner provided in the respective Indenture (assuming the due authorization, execution and delivery of the respective Indenture by the Trustee) and issued and delivered against payment of the purchase price therefor will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the respective Indenture.

(ix)                                Upon issuance and delivery of the Securities in accordance with the Purchase Agreement and the Indentures, the Securities will be convertible at the option of the holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock in accordance with the terms of the Securities and the Indentures; the shares of Common

Exh A(1) - 1

Stock issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, if and when issued upon such conversion in accordance with the terms of the Securities, will be validly issued and will be fully paid and non-assessable, and will conform to the description of the Common Stock contained in the Disclosure Package and the Final Offering Memorandum; no holder of such shares will be subject to personal liability by reason of being such a holder; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any security holder of the Company.

(x)                                   The Securities, the Indentures and the Registration Right Agreements conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Final Offering Memorandum.

(xi)                                The documents incorporated by reference in the Offering Memorandum (other than the financial statements and supporting schedules therein, as to which no opinion need be rendered), when they were filed with the Commission complied as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder.

(xii)                             The information in the Disclosure Package and in the Final Offering Memorandum under the captions “Description of the Notes”, “Description of Capital Stock”, “Purchase of Convertible Note Hedge and Sale of Warrant”, “Material United States Federal Income Tax Considerations” and “Plan of Distribution” to the extent that it constitutes matters of law, summaries of legal matters, the Company’s charter and bylaws or legal proceedings, or legal conclusions, has been reviewed by us and is correct in all material respects.

(xiii)                          No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign (other than such as may be required under the applicable securities laws of the various jurisdictions in which the Securities will be offered or sold, as to which we need express no opinion) is necessary or required in connection with the due authorization, execution and delivery of the Purchase Agreement or the due execution, delivery or performance of the Indentures, the Registration Rights Agreements, the Convertible Note Hedge Confirmations or the Warrant Transaction Confirmations by the Company or for the offering, issuance, sale or delivery of the Securities to the Initial Purchasers or the resale by the Initial Purchasers in accordance with the terms of the Purchase Agreement, except, with respect to the Company’s obligations under the Registration Rights Agreements, the filing of the registration statement with the Commission under the 1933 Act and the Commission’s declaration of effectiveness of such registration statement and the qualification of the Indentures under Trust Indenture Act of 1939, as amended (the “1939 Act”).

(xiv)                         It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by the Purchase Agreement, the Disclosure Package and the Final Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indentures under the 1939 Act.

Exh A(1) - 2

(xv)                            The execution, delivery and performance of the Purchase Agreement, the Indentures, the Securities, the Registration Rights Agreements, the Convertible Note Hedge Confirmations and the Warrant Transaction Confirmations and the consummation of the transactions contemplated in the Purchase Agreement, the Disclosure Package and the Final Offering Memorandum (including the use of the proceeds from the sale of the Securities as described in the Disclosure Package and the Final Offering Memorandum under the caption “Use of Proceeds” and the issuance of the shares of Common Stock upon conversion of any Securities) and compliance by the Company with its obligations under the Purchase Agreement, the Indentures, the Securities, the Registration Rights Agreements, the Convertible Note Hedge Confirmations and the Warrant Transaction Confirmations do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or Repayment Event under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary thereof pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007 or any subsequent 1934 Act filing prior to the date of the Purchase Agreement, to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary thereof is subject (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole), nor will such action result in any violation of the provisions of the charter or by-laws of the Company, or any applicable law, statute, rule, or regulation, or any judgment, order, writ or decree, known to us, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations.

(xvi)                         The Company is not required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Disclosure Package and the Final Offering Memorandum will not be required to, register as “investment company” under the 1940 Act.

Nothing has come to our attention that would lead us to believe that (1) as of the Applicable Time, the Disclosure Package (except for the financial statements and schedules and other financial data included or incorporated by reference therein or omitted therefrom, as to which we need make no statement) included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading or (2) that the Offering Memorandum or any amendment or supplement thereto (except for financial statements and schedules and other financial data included or incorporated by reference therein or omitted therefrom as to which we need make no statement), at the time the Offering Memorandum was issued, at the time any such amended or supplemented Offering Memorandum was issued or at Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the

Exh A(1) - 3

Company and public officials.  Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

Exh A(1) - 4

Exhibit A(2)

FORM OF OPINION OF GENERAL COUNSEL
FOR THE COMPANY PURSUANT TO
SECTION 5(a)

(i)                                     The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a material adverse effect on the Company and its subsidiaries, taken as a whole.

(ii)                                  The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company.

(iii)                               Each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued and outstanding capital stock of each subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, to the best of my knowledge and information, is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

(iv)                              There is not pending or, to the best of my knowledge, threatened any action, suit, proceeding, inquiry or investigation, to which the Company or any subsidiary is a party, or to which the property of the Company or any subsidiary thereof is subject, before or brought by any court or governmental agency or body, which would reasonably be expected to result in a material adverse effect on the Company and its subsidiaries, taken as a whole, or which would reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Purchase Agreement or the performance by the Company of its obligations thereunder or the transactions contemplated by the Disclosure Package and the Final Offering Memorandum.

(v)                                 Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for such defaults that would not result in a material adverse effect on the Company and its subsidiaries, taken as a whole.

Exh A(2) - 1

SCHEDULE A

Name of Initial Purchaser	Principal Amount of 2014 Notes	Principal Amount of 2016 Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$118,750,000	$95,000,000
Stifel, Nicolaus & Company Incorporated	6,250,000	5,000,000
Total	$125,000,000	$100,000,000

Sch A-1

SCHEDULE B

Term Sheet
To preliminary offering memorandum dated February 4, 2008

This term sheet relates only to the securities described below and should be read together with the preliminary offering memorandum dated February 4, 2008 (including the documents incorporated by reference in the offering memorandum) relating to these securities.

**APPROVED FOR EXTERNAL USE**

**QIBS ONLY**

~ $225mm Dual Tranche 144A Convertible Senior Notes Pricing ~

AAR CORP.

(AIR/NYSE)

$125,000,000 1.625% Convertible Senior Notes due 2014

$100,000,000 2.25% Convertible Senior Notes due 2016

Overalloment Option for 2014 Notes:  $12,500,000

Overalloment Option for 2016 Notes:  $12,500,000

Terms Common to Both Tranches:

Issue Price:  $1,000.00 per note (100%)

Aggregate Net Proceeds After Discount and Offering Expenses:

(Before Overallotment Option): $219.5 million

(If Overallotment Option Exercised in Full): $243.9 million

Last Sale (2/5/2008):  $27.90

Conversion Premium:  27.5%

Conversion Price:  $35.57, subject to adjustment

Conversion Rate:  28.1116, subject to adjustment

Conversion Rate Cap:  35.8422, subject to adjustment

Interest Pay Dates:  March 1 and September 1, beginning September 1, 2008

Conversion Trigger Price:  $46.24

Registration:  144A with Registration Rights

Dividend Protection:  Full dividend protection via a conversion rate adjustment

2014 Note Pricing Terms:

Maturity:  March 1, 2014

Interest Rate:  1.625% per annum

Make-Whole Premium upon a Make-Whole Event: If a make-whole event occurs and a holder elects to convert in connection with such event, the conversion rate will be increased by a number of shares.  The number of additional shares will be determined by reference to the following table and is based on the date on which such make-whole event becomes effective and the price paid, or deemed paid, per share of common stock on the effective date:

Stock Price on	Make Whole Premium Upon Fundamental Change (Increase in Applicable Conversion Rate)
Effective Date	2/11/2008	3/1/2009	3/1/2010	3/1/2011	3/1/2012	3/1/2013	3/1/2014
$27.90	7.7307	7.7307	7.7307	7.7307	7.7307	7.7307	7.7307
$30.00	6.6444	6.7099	6.7361	6.6563	6.4026	5.7772	5.2217
$32.50	5.6079	5.5943	5.5300	5.3424	4.9634	4.1629	2.6576
$35.00	4.7812	4.7116	4.5827	4.3284	3.8740	2.9892	0.4598
$40.00	3.5729	3.4374	3.2402	2.9216	2.4189	1.5529	0.0000
$50.00	2.1790	2.0090	1.7924	1.4881	1.0671	0.4947	0.0000
$60.00	1.4527	1.2957	1.1096	0.8672	0.5686	0.2341	0.0000
$80.00	0.7641	0.6522	0.5360	0.4012	0.2582	0.1267	0.0000
$100.00	0.4624	0.3901	0.3252	0.2423	0.1600	0.0861	0.0000
$120.00	0.3034	0.2539	0.2122	0.1591	0.1069	0.0600	0.0000

(No adjustment to the applicable conversion rate below $27.90 or above $120.00)

2016 Note Pricing Terms:

Maturity:  March 1, 2016

Interest Rate:  2.25% per annum

Make-Whole Premium upon a Make-Whole Event: If a make-whole event occurs and a holder elects to convert in connection with such event, the conversion rate will be increased by a number of shares.  The number of additional shares will be determined by reference to the following table and is based on the date on which such make-whole event becomes effective and the price paid, or deemed paid, per share of common stock on the effective date:

Stock Price on	Make Whole Premium Upon Fundamental Change (Increase in Applicable Conversion Rate)
Effective Date	2/11/2008	3/1/2009	3/1/2010	3/1/2011	3/1/2012	3/1/2013	3/1/2014	3/1/2015	3/1/2016
$27.90	7.7307	7.7307	7.7307	7.7307	7.7307	7.7307	7.7307	7.7307	7.7307
$30.00	6.7852	6.6398	6.9674	6.9026	6.8056	6.6148	6.2798	5.6274	5.2217
$32.50	5.8775	5.8666	5.9091	5.7728	5.5859	5.2909	4.8260	3.9843	2.6576
$35.00	5.1467	5.0895	5.0735	4.8854	4.6430	4.2846	3.7431	2.8131	0.4598
$40.00	4.0597	3.9470	3.8613	3.6214	3.3246	2.9137	2.3351	1.4348	0.0000
$50.00	2.7506	2.6063	2.4773	2.2298	1.9382	1.5684	1.0983	0.5121	0.0000
$60.00	2.0148	1.8758	1.7541	1.5388	1.2967	1.0047	0.6650	0.3098	0.0000
$80.00	1.2367	1.1324	1.0487	0.9008	0.7534	0.5740	0.3860	0.1999	0.0000
$100.00	0.8689	0.7780	0.7242	0.6172	0.5185	0.3968	0.2721	0.1457	0.0000
$120.00	0.6301	0.5588	0.5255	0.4467	0.3785	0.2912	0.2015	0.1098	0.0000

(No adjustment to the applicable conversion rate below $27.90 or above $120.00)

Convertible Note Hedge and Warrants:

Net Payment for Purchased Note Hedges Minus Sold Warrants:  $26.6 million

Shares Underlying Convertible Note Hedges and Warrants: Approximately 6.3 million

Exercise Price of Sold Warrants: 75% higher than closing stock price

Trade Date:  2/5/2008

Settlement Date (T+4):  2/11/2008

144A CUSIP for 2014 Notes:  000361 AJ4

144A CUSIP for 2016 Notes:  000361 AL9

Sole-Bookrunner:  Merrill Lynch & Co.

Co-Manager: Stifel Nicolaus

**QIBS ONLY**

**APPROVED FOR EXTERNAL USE**

This communication is intended for the sole use of the person to whom it is provided by us.  This offering is being conducted in the U.S. pursuant to Rule 144A of the Securities Act 1933, as amended, and may therefore only be offered to QIBs.

A written offering memorandum may be obtained from your Merrill Lynch sales representative, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, FL 05, New York, NY 10080 or, in Canada, from Merrill Lynch Canada Inc., 181 Bay Street-Suite 400, Toronto, Ontario M4T 2A9.